Exhibit 5



477 MADISON AVENUE         LAW OFFICES OF              1500 K STREET, N.W.
NEW YORK, NY  10022-5891   DECHERT PRICE & RHOADS      WASHINGTON, DC 20005-1208
(212) 326-3500             4000 BELL ATLANTIC TOWER    (202)626-3300
                           1717 ARCH STREET
PRINCETON PIKE CORPORATE   PHILADELPHIA, PA 19103-2793 TEN POST OFFICE SQUARE-
CENTER                                                 SOUTH
P.O. BOX 5218                                          BOSTON,MA 02109-4603
PRINCETON, NJ 08543-5218                               (617)728-7100
(609) 520-3200             TELEPHONE:  (215) 994-4000
                               FAX:  (215) 994-2222
THIRTY NORTH THIRD STREET                              65 AVENUE LOUISE
HARRISBURG, PA  17101-1603                             1050 BRUSSELS, BELGIUM
(717) 237-2000                                         (02)535-5411

GEORGE W. PATRICK                                      TITMUSS SAINER DECHERT
DIRECT DIAL (215)994-2631                              2 SERJEANTS' INN
                                                       LONDON EC4Y 1 LT, ENGLAND
                                                       (44-71)583-5353

                                 March 29, 1995



South Jersey Industries, Inc.
Number One South Jersey Plaza
Route 54
Folsom, New Jersey  08037

Dear Sirs:

            South Jersey Industries, Inc. (the "Company") is about to file a registration statement ("Registration Statement") on Form S-8 with the Securities and Exchange Commission relating to the offering of an additional 800,000 shares (the "Additional Shares") of its Common Stock pursuant to the Thrift Plan for Employees of South Jersey Industries, Inc. and South Jersey
Gas Company and Energy & Minerals, Inc. and South Jersey Energy Company and R & T Group, Inc., as amended and restated as of January 1, 1989 and as thereafter amended to the date hereof (said Thrift Plan, as so amended and restated and thereafter amended is hereinafter referred to as the "Thrift Plan"). We are informed by the Company, and we have assumed for purposes of this opinion, that the Additional Shares will be either (a) outstanding shares of Common Stock of the Company purchased by the Trustee of the Thrift Plan in the open market, or
(b) outstanding shares of Common Stock of the Company purchased by the Trustee of the Thrift Plan through the Company's Dividend Reinvestment and Stock Purchase Plan (the "DRP"), all as more fully described in the Registration Statement. The Company has 20,000,000 authorized shares of Common Stock, of which 10,717,092 are now outstanding.


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South Jersey Industries, Inc.
March 29, 1995
Page 2



            We have examined such corporate records of the Company and other documents as we have deemed appropriate to give this opinion.

            Based on the foregoing, we are of the opinion that:

            1. The Company has been duly incorporated and is validly existing under the laws of the State of New Jersey.

             2. The Additional Shares, to the extent they are now outstanding, have been validly issued and are fully paid and nonassessable.

             3. No personal liability will attach to the ownership of the Additional Shares under the laws of the State of New
Jersey.

             We hereby consent to the filing of this opinion as
Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Opinion" in the prospectus included in the registration statement incorporated by reference in the Registration Statement.



                                                    Very truly yours,

                                                    /s/ Dechert Price & Rhoads

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